EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media/Investor Contact:

Deborah Loeb Bohren

212-476-3552

WELLCHOICE, INC. REPORTS

SECOND QUARTER 2003 RESULTS

•	Second quarter net income of $48.8 million, or $0.59 per share

•	Medical loss ratio improves 130 basis points to 85.8% over prior period 2Q

•	Commercial managed care membership, excluding NYC and NYS PPO, increases 12.7% since year-end 2002; overall membership declines slightly between March 31, 2003 and June 30, 2003

•	Full-year 2003 earnings guidance raised to a range of $2.25 to $2.30 earnings per share (EPS)

New York, NY (July 24, 2003)—WellChoice, Inc. (NYSE: WC) today reported results for the second quarter ended June 30, 2003.

REPORTED RESULTS

WellChoice reported net income for the second quarter 2003 of $48.8 million, or $0.59 per share.

“We are very pleased with our strong second quarter 2003 performance. We continue to soundly execute the fundamentals of our business,” said Michael A. Stocker, MD, president and chief executive officer of WellChoice.

“We continue to see stable claims trends combined with commercial managed care growth,” said John W. Remshard, senior vice president and chief financial officer of WellChoice. “In addition, we were able to control expenses despite incurring additional premium and sales and use taxes as a result of the for-profit conversion and changes to the New York State tax laws.”

Compared to December 31, 2002, enrollment in commercial managed care products (excluding the New York State and New York City PPO membership) increased by 12.7% as of June 30, 2003. Membership in all commercial managed care products, including New York State and New York City PPO membership, increased by 7.2% to 4,078,000 since December 31, 2002. Membership in the Other Insurance Products and Services Segment, which includes indemnity and individual products, declined by 10.5%

since year-end 2002 consistent with the market shift to managed care. Self-funded membership grew 12.5% to 1,741,000 since year-end and now accounts for 36.3% of overall membership, an increase of 270 basis points since year-end 2002. Total membership was 4,797,000 as of June 30, 2003, an increase of 4.1% since December 31, 2002.

Compared to the prior period second quarter, enrollment in commercial managed care products (excluding the New York State and New York City PPO membership) increased by 19.5% as of June 30, 2003. Membership in all commercial managed care products, including the New York State and New York City PPO membership, increased by 10.7% since June 30, 2002. Membership in the Other Insurance Products and Services Segment, which includes indemnity and individual products, declined by 25.0% since the second quarter 2002 consistent with the market shift to managed care. Self-funded membership grew 24.2% since the prior period. Between March 31, 2003 and June 30, 2003 overall membership declined 23,000 or 0.5%.

Total revenues for the second quarter 2003 were $1.37 billion compared to $1.32 billion in the second quarter last year. Service fees increased $13.9 million to $113.6 million. Insured premiums were $1.25 billion compared to $1.20 billion in the second quarter last year. The overall medical loss ratio declined 130 basis points to 85.8% for second quarter 2003 from 87.1% for the second quarter last year. Compared to the prior year second quarter, administrative expense increased by $9.7 million to $219.3 million for the second quarter 2003. Excluding the impact on administrative expense of premium and sales and use taxes discussed below, administrative expense decreased by $15.7 million in the second quarter 2003 compared to the prior period second quarter.

Total revenues for the six months ending June 30, 2003 were $2.67 billion compared to $2.60 billion in the six months ending June 30, 2002. Service fees increased $28.2 million to $222.5 million. Insured premiums were $2.41 billion compared to $2.36 billion in the first half last year. The overall medical loss ratio declined 150 basis points to 85.7% for the six months ended June 30, 2003, from 87.2% for the six months ended June 30, 2002. Compared to the six months ending June 30, 2002, administrative expense increased by $27.9 million to $429.2 million June 30, 2003. Excluding the impact on administrative expense of premium and sales and use taxes discussed below, administrative expense decreased by $7.5 million in the six months 2003 compared to the prior period six months.

Changes in the New York State tax laws affected results for the quarter and for the six months. The tax changes include an increase in the premium tax rate to 1.75% from 1.0% retroactive to January 1, 2003, which was partially offset by an income tax decrease arising from the elimination of a state franchise tax on income from continuing operations before tax. The total effect of changes in the New York State tax law retroactive to January 1, 2003 was a decrease in net income of $5.2 million, which equals $0.06 per share. This impact was principally due to the reversal of deferred tax assets for temporary differences relating to our liability for state and local income taxes. The

2

foregoing gives effect to the recoupment of the additional premium tax on the premiums charged to certain customers.

Administrative expenses in the second quarter and six months 2003 included higher premium and sales and use taxes compared to the prior year, which was before the Company’s conversion to a for-profit corporation. Including the retroactive premium tax increase, administrative expense for premium and sales and use taxes in the six months 2003 was a total of $36.9 million compared to $1.5 million in the prior year six months. Including the retroactive premium tax, administrative expense for premium and sales and use tax in the second quarter 2003 was $26.1 million compared to $0.7 million in the prior year second quarter.

Cash flow from operating activities was $104.2 million in the six months 2003. The company experienced positive prior period reserve development of $12.4 million for the second quarter 2003 for its prospectively rated business. Days claims payable decreased by 1.3 days to 50.9 days in the quarter ended June 30, 2003, from 52.2 days in the quarter ended March 31, 2003 due primarily to an increased number of payment cycles for physician and drug claims during the quarter.

RECENT DEVELOPMENTS

For more than a year, the New York City account has been subject to a competitive bid process that is open to WellChoice and to third parties and involves re-negotiation with respect to rates. WellChoice had rates in place initially through December 31, 2002 and then new rates were negotiated for the first six months of 2003. The contract awarded to the winner of the competitive bid process had been expected to commence July 1, 2003 but has been delayed. The company is currently in the process of negotiating rates that would apply subsequent to June 30, 2003.

EARNINGS OUTLOOK

WellChoice is raising its guidance for 2003 earnings to be in the range of $2.25 to $2.30 per share, based on 83.5 million shares outstanding. For the third quarter 2003 WellChoice expects earnings to be in the range of $0.54 to $0.58 per share

***

About WellChoice, Inc.

WellChoice, Inc. is the parent company of the largest health insurer in the State of New York based on PPO and HMO membership. WellChoice, through its Empire Blue Cross Blue Shield subsidiaries, has the exclusive right to use the Blue Cross and Blue Shield names and marks in 10 downstate New York counties and one or both of these names and marks in selected counties in upstate New York. WellChoice offers a broad portfolio of products, including managed care and traditional indemnity products, and has a broad customer base including large group, middle-market and small group, individual, and

3

national accounts. Additional information on WellChoice can be found at www.wellchoice.com.

Conference Call and Webcast

The Company will host a conference call and webcast today at 5:30 PM (EST) to review these results, as well as to discuss the outlook for the balance of 2003. The live audio webcast is available on WellChoice’s Web site at www.wellchoice.com under Investors. A transcript of the conference call, along with other relevant information, will also be available on the site after the call.

The conference call can be accessed domestically by dialing 1-800-784-3697. International participants dial 1-706-643-1656. Please ask for reference number 1506596, 10 minutes prior to the start of the call. An audio replay of the call will be available from July 24 through the end of the day July 31, 2003. To access the replay, please dial

1-800-642-1687 and enter reference number 1506596. International callers can access the replay by dialing 1-706-645-9291 and enter reference number 1506596.

Cautionary Statement

Some of the information contained in this press release is forward-looking, including statements relating to future financial or business results. Forward-looking information is based on management’s estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond the company’s control. Important risk factors could cause future results to differ materially from those estimated by management. Those risks and uncertainties include but are not limited to: the company’s ability to accurately predict health care costs and to manage those costs through underwriting criteria, quality initiatives and medical management, product design and negotiation of favorable provider reimbursement rates; the company’s ability to maintain or increase the company’s premium rates; possible reductions in enrollment in the company’s health insurance programs or changes in membership mix; the regional concentration of the company’s business; the impact of health care reform and other regulatory matters; and the outcome of litigation. For a more detailed discussion of these and other important factors that may materially affect WellChoice, please see the company’s filings with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, to be filed with the Commission.

4

EXHIBIT A

WellChoice, Inc.

Membership

	June 30,		March 31,	December 31,
(In thousands)	2003	2002	2003	2002
Products and services:
Commercial managed care:
Group PPO, HMO, EPO and other(1)(2)	2,275	1,903	2,280	2,019
New York City and New York State PPO	1,803	1,782	1,803	1,786

Total commercial managed care	4,078	3,685	4,083	3,805
Other insurance products and services:
Indemnity	492	707	506	567
Individual	227	252	232	236

Total other insurance products and services	719	959	737	803
Overall total	4,797	4,644	4,820	4,608

Customers:
Large group	2,921	2,907	2,919	2,903
Small group and middle market	419	406	410	394
Individuals	278	309	284	290
National accounts	1,179	1,022	1,207	1,021

Overall total	4,797	4,644	4,820	4,608

Funding type:
Commercial managed care:
Insured	2,618	2,626	2,623	2,597
Self-funded	1,460	1,059	1,460	1,208

Total commercial managed care	4,078	3,685	4,083	3,805
Other insurance products and services:
Insured	438	616	449	463
Self-funded	281	343	288	340

Total other insurance products and services	719	959	737	803
Overall total	4,797	4,644	4,820	4,608

(1)	Our HMO product includes Medicare+Choice. As of June 30, 2003 and 2002, March 31, 2003 and December 31, 2002, we had approximately 52,000 members, 57,000 members, 53,000 members and 55,000 members, respectively, enrolled in Medicare+Choice.
(2)	“Other” principally consists of our members enrolled in dental only coverage.

EXHIBIT B

WellChoice Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,
	2003	2002
($ in millions, except earnings per share)
Revenues:
Premium earned	$1,247.0	$1,203.9
Administrative service fees	113.6	99.7
Investment income, net	12.8	17.5
Other income, net	1.1	0.5

Total revenue	1,374.5	1,321.6
Expenses:
Cost of benefits provided	1,069.8	1,048.6
Administrative expenses	219.3	209.6
Conversion and IPO expenses	0.0	3.3

Total expenses	1,289.1	1,261.5
Income from continuing operations before income taxes	85.4	60.1
Income tax expense	36.6	0.0

Income from continuing operations	$48.8	$60.1
Loss from discontinued operations	0.0	0.0

Net income	$48.8	$60.1

Basic and diluted net income per common share	$0.59	—
Pro forma net income per common share	—	$0.72
Shares used to compute income per common share, based on weighted average shares outstanding April 1, 2003 to June 30, 2003	83,490,478	83,490,478
Additional data:
Medical loss ratio (1)	85.8%	87.1%
Administrative expense ratio (2)	16.1%	16.3%
Administrative expense ratio—premium equivalent basis(3)	10.4%	11.4%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.
(3)	Premium equivalents are obtained by adding to our administrative service fees the amount of paid claims attributable to our self-funded health business pursuant to which we provide a range of customer services, including claims administration and billing and membership services. Paid claims attributable to our self-funded health business were $738.9 million and $569.3 million for the three months ended June 30, 2003 and 2002, respectively. Administrative expense ratio—premium equivalent basis is determined by dividing administrative and conversion and IPO expenses by premium equivalents plus premiums earned for the relevant periods. We present the administrative expense ratio on a premium equivalent basis because that ratio enables us to measure administrative expenses relative to the entire volume of insured and self-funded business and is commonly used in the health insurance industry and by investors to compare operating efficiency among companies.

EXHIBIT C

WellChoice Inc.

Consolidated Statements of Operations

	Six Months Ended June 30,
	2003	2002
($ in millions, except earnings per share)
Revenues:
Premium earned	$2413.6	$2,359.8
Administrative service fees	222.5	194.3
Investment income, net	29.2	34.0
Other income, net	1.3	13.6

Total revenue	2,666.6	2,601.7
Expenses:
Cost of benefits provided	2,069.0	2,057.0
Administrative expenses	429.2	401.3
Conversion and IPO expenses	0.0	3.6

Total expenses	2,498.2	2,461.9
Income from continuing operations before income taxes	168.4	139.8
Income tax expense	71.9	0.0

Income from continuing operations	$96.5	$139.8
Loss from discontinued operations	0.0	1.1

Net income	$96.5	$138.7

Basic and diluted net income per common share	$1.16	—
Pro forma net income per common share	—	$1.66
Shares used to compute income per common share, based on weighted average shares outstanding January 1, 2003 to June 30, 2003	83,490,478	83,490,478
Additional data:
Medical loss ratio(1)	85.7%	87.2%
Administrative expense ratio(2)	16.3%	15.9%
Administrative expense ratio—premium equivalent basis(3)	10.7%	11.1%

1.	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
2.	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.
3.	Premium equivalents are obtained by adding to our administrative service fees the amount of paid claims attributable to our self-funded health business pursuant to which we provide a range of customer services, including claims administration and billing and membership services. Paid claims attributable to our self-funded health business were $1,377.9 million and $1,086.4 million for the six months ended June 30, 2003 and 2002, respectively. Administrative expense ratio—premium equivalent basis is determined by dividing administrative and conversion and IPO expenses by premium equivalents plus premiums earned for the relevant periods. We present the administrative expense ratio on a premium equivalent basis because that ratio enables us to measure administrative expenses relative to the entire volume of insured and self-funded business and is commonly used in the health insurance industry and by investors to compare operating efficiency among companies.

EXHIBIT D

WellChoice, Inc.

Consolidated Balance Sheets

	June 30, 2003	Dec 31, 2002
($ in millions, except share and per share data)
Assets
Investments:
Fixed maturities, at fair value (amortized cost: $930.8 and $846.6)	$952.3	$863.3
Marketable equity securities, at fair value (cost: $60.8 and $47.0)	63.3	44.6
Short-term investments	33.0	359.5
Other long-term equity investments	30.4	28.2

Total investments	1,079.0	1,295.6
Cash and cash equivalents	832.7	487.4

Total investments and cash and cash equivalents	1,911.7	1,783.0
Receivables:
Billed premiums, net	131.9	111.1
Accrued premiums	268.3	247.7
Other amounts due from customers, net	87.8	94.5
Miscellaneous, net	131.1	92.6

Total receivables	619.1	545.9
Property, equipment and information systems, net	92.5	100.8
Deferred taxes, net	235.5	269.0
Other	87.3	78.8

Total assets	2,946.1	$2,777.5

Liabilities and stockholders’ equity
Liabilities:
Unpaid claims and claims adjustment expense	598.3	$559.9
Unearned premium income	92.0	127.5
Accounts payable and accrued expenses	103.0	111.9
Group and other contract liabilities	268.5	250.6
Other	545.1	491.3

Total liabilities	1,606.9	1,541.2
Stockholders’ equity:
Common stock, $0.01 per share value, 225,000,000 shares authorized; 83,490,477 shares issued and outstanding	0.8	0.8
Class B common stock, $0.01 per share value, one share authorized; one share issued and outstanding	—	—
Preferred stock, $.01 per share value, 25,000,000 shares authorized; none issued and outstanding	—	—
Additional paid in capital	1,255.6	1,255.6
Retained earnings (deficit)	58.0	(38.5)
Accumulated other comprehensive income	24.8	18.4

Total stockholders’ equity	1,339.2	1,236.3

Total liabilities and stockholders’ equity	$2,946.1	$2,777.5

EXHIBIT E

WellChoice, Inc.

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2003	2002
($ in millions)
Cash flows from operating activities:
Net income	$96.5	$138.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18.4	16.1
Deferred income tax benefit	30.0	(29.4)
Other	(7.4)	(3.6)
Net change in assets and liabilities	(33.3)	(118.4)

Net cash provided by operating activities	104.2	3.4

Cash flows from investing activities:
Purchases of property, equipment and information systems	(10.5)	(15.5)
Proceeds from sale of property, equipment and information systems	0.4	1.7
Purchases of available for sale investments	(704.5)	(712.4)
Proceeds from sales and maturities of available for sale investments	957.2	689.3

Net cash provided by (used in) investing activities	242.6	(36.9)

Cash flows from financing activities:
Decrease in capital lease obligations	(1.5)	(1.2)

Net cash used in financing activities	(1.5)	(1.2)
Net change in cash and cash equivalents	345.3	(34.7)
Cash and cash equivalents at beginning of period	487.4	408.6

Cash and cash equivalents at end of period	$832.7	$373.9

EXHIBIT F

WellChoice, Inc.

Segment Operating Results

(in millions)	Three Months Ending June 30,
	2003	2003
Commercial Managed Care:
Total revenue	$1,131.0	$1,019.2
Income from continuing operations before income tax expense	$73.4	$50.9
Medical loss ratio(1):
Commercial managed care total	86.2%	87.4%
Commercial managed care, excluding New York City and New York State PPO(2)	82.1%	83.4%
Administrative expense ratio(3)	13.7%	13.5%
Administrative expense ratio—premium equivalent basis(4)	8.9%	9.6%
Other Insurance Products and Services:
Total revenue	$243.5	$302.4
Income from continuing operations before income tax expense	$12.0	$9.2
Medical loss ratio(1)	83.5%	86.1%
Administrative expense ratio(3)(4)	27.3%	25.8%
Administrative expense ratio—premium equivalent basis	17.6%	16.8%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to administrative expense and are retrospectively rated with a guaranteed administrative service fee. The size of these accounts distorts our performance when the total medical loss ratios are presented and are therefore excluded to allow for a comparison among other companies.
(3)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.
(4)	Premium equivalents are obtained by adding to our administrative service fees the amount of paid claims attributable to our self-funded health business pursuant to which we provide a range of customer services, including claims administration and billing and membership services. Paid claims attributable to our self-funded commercial managed care business were $606.7 million and $409.5 million for the three months ended June 30, 2003 and 2002, respectively. Paid claims attributable to our self-funded other insurance products and services business were $132.2 million and $159.8 million for the three months ended June 30, 2003 and 2002, respectively. Administrative expense ratio—premium equivalent basis is determined by dividing administrative and conversion and IPO expenses by premium equivalents plus premiums earned for the relevant periods. We present the administrative expense ratio on a premium equivalent basis because that ratio enables us to measure administrative expenses relative to the entire volume of insured and self-funded business and is commonly used in the health insurance industry and by investors to compare operating efficiency among companies.

EXHIBIT G

WellChoice, Inc.

Segment Operating Results

(in millions)	Six Months Ending June 30,
	2003	2002
Commercial Managed Care:
Total revenue	$2,173.2	$1,999.8
Income from continuing operations before income tax expense	$152.0	$120.4
Medical loss ratio(1):
Commercial managed care total	85.8%	87.3%
Commercial managed care, excluding New York City and New York State PPO(2)	82.0%	83.5%
Administrative expense ratio(3)	13.8%	12.9
Administrative expense ratio—premium equivalent basis(4)	9.1%	9.3%
Other Insurance Products and Services:
Total revenue	$493.4	$601.9
Income from continuing operations before income tax expense	$16.4	$19.4
Medical loss ratio(1)	85.2%	86.6%
Administrative expense ratio(3)	27.2%	25.6%
Administrative expense ratio—premium equivalent basis(4)	17.4%	16.5%

(1)	Medical loss ratio represents cost of benefits provided as a percentage of premiums earned.
(2)	We present commercial managed care medical loss ratio, excluding New York City and New York State PPO because these accounts differ from our standard PPO product in that they are hospital-only accounts which have lower premiums relative to administrative expense and are retrospectively rated with a guaranteed administrative service fee. The size of these accounts distorts our performance when the total medical loss ratios are presented and are therefore excluded to allow for a comparison among other companies.
(3)	Administrative expense ratio represents administrative and conversion and IPO expenses as a percentage of premiums earned and administrative service fees.
(4)	Premium equivalents are obtained by adding to our administrative service fees the amount of paid claims attributable to our self-funded health business pursuant to which we provide a range of customer services, including claims administration and billing and membership services. Paid claims attributable to our self-funded commercial managed care business were $1,103.1 million and $757.3 million for the six months ended June 30, 2003 and 2002, respectively. Paid claims attributable to our self-funded other insurance products and services business were $274.8 million and $329.1 million for the six months ended June 30, 2003 and 2002, respectively. Administrative expense ratio—premium equivalent basis is determined by dividing administrative and conversion and IPO expenses by premium equivalents plus premiums earned for the relevant periods. We present the administrative expense ratio on a premium equivalent basis because that ratio enables us to measure administrative expenses relative to the entire volume of insured and self-funded business and is commonly used in the health insurance industry and by investors to compare operating efficiency among companies.